Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST MIDWEST BANCORP, INC. ANNOUNCES
2021 THIRD QUARTER RESULTS – EPS UP 110% FROM A YEAR AGO
CHICAGO, IL, October 19, 2021 – First Midwest Bancorp, Inc. (the "Company" or "First Midwest"), the holding company of First Midwest Bank (the "Bank"), today reported results of operations and financial condition for the third quarter of 2021. Net income applicable to common shares for the third quarter of 2021 was $50 million, or $0.44 per diluted common share, compared to $47 million, or $0.41 per diluted common share, for the second quarter of 2021, and $23 million, or $0.21 per diluted common share, for the third quarter of 2020.
Comparative results for the third and second quarters of 2021 and the third quarter of 2020 were, in certain cases, impacted by the timing of costs related to acquisitions, retail and balance sheet optimization strategies, and securities gains. Such results were also impacted by the Company’s response to the COVID-19 pandemic (the "pandemic"), as well as federal, state, and local responses to the pandemic. To facilitate comparisons between periods, adjustments to reported results have been made to reflect these impacts. For additional detail on these adjustments, see the "Non-GAAP Financial Information" section presented later in this release.
SELECT THIRD QUARTER HIGHLIGHTS
•Improved diluted EPS to $0.44, up 7% and 110% from the second quarter of 2021 and third quarter of 2020, respectively.
◦Generated total revenue of $190 million, consistent with the linked quarter and up 14% over the prior year.
▪Net interest income totaled $145 million at a net margin of 2.91%, down approximately 5 basis points ("bps") from both prior periods, largely due to elevated liquidity.
▪Fee-based revenues increased to $42 million, up 1% and 11% from the second quarter of 2021 and third quarter of 2020, respectively, with record wealth management fees.
◦Controlled noninterest expense, adjusted, to average assets, excluding PPP loans, to 2.10%, down 12 and 9 bps from the second quarter of 2021 and third quarter of 2020, respectively.
•Grew total loans to $15 billion, up 2% annualized from June 30, 2021 and 7% from September 30, 2020, excluding PPP loans, largely on the strength of 4% annualized commercial lending growth.
•Increased total average deposits to $17.3 billion, up 2% from the prior quarter and 9% from the prior year quarter.
•Established the allowance for credit losses ("ACL") at $215 million, or 1.49% of total loans, excluding PPP loans, compared to 1.56% at June 30, 2021 and 1.83% at September 30, 2020.
◦Lowered non-performing assets to total loans plus foreclosed assets to 0.78% compared to 1.01% and 1.11% as of June 30, 2021 and September 30, 2020, respectively.
◦Reduced net loan charge-offs ("NCOs") to $7 million, compared to $16 million and $9 million in the second quarter of 2021 and third quarter of 2020, respectively, excluding purchased credit deteriorated ("PCD") loans.
•Increased Tier 1 capital to 12.0% of risk-weighted assets, up 28 bps from the linked quarter and 51 bps from a year ago as a result of higher retained earnings and the ongoing suspension of the Company's stock repurchase program.

"We were very pleased with our performance for the quarter," said Michael L. Scudder, Chairman of the Board and Chief Executive Officer of the Company. "Operating performance once again profited from increasing business momentum, sales production and tight control of our operating costs. The quarter was further aided by no provision for loan losses, reflective of both the strengthening economy and improving credit metrics."
Mr. Scudder concluded, "We remain very encouraged and excited about what lies ahead for our Company. Our teams are highly engaged as we see continuing economic recovery and growing opportunities for business expansion. As we look to our future, our ongoing integration efforts relative to our announced business combination with Old National Bank are on pace and in line with our expectations. This combination will see us grow to become one of the Midwest’s largest commercial banks and position us well for continued growth, investment, and innovation in talent, capabilities, and services – all to the benefit of our clients, colleagues, communities and stockholders."
First Midwest Bancorp, Inc. | 8750 West Bryn Mawr Avenue | Suite 1300 | Chicago | Illinois | 60631

PENDING MERGER
First Midwest and Old National Bancorp
On June 1, 2021, the Company and Old National Bancorp ("Old National"), the holding company for Old National Bank, jointly announced that they entered into a definitive merger agreement to combine in an all-stock merger of equals transaction to create a premier Midwestern bank with approximately $45 billion of combined assets. The merger agreement provides for a fixed exchange ratio whereby holders of First Midwest common stock will receive 1.1336 shares of Old National common stock for each share of First Midwest common stock they own. The merger agreement has been unanimously approved by the boards of directors, and has also been approved by approximately 99% of the votes cast at the shareholder meetings, of both companies.
As of the date of announcement, the overall transaction was valued at approximately $6.5 billion. On August 19, 2021, the Office of the Comptroller of the Currency approved the application for the merger of First Midwest Bank and Old National Bank. Completion of the merger remains subject to regulatory approval by the Board of Governors of the Federal Reserve System and certain other customary closing conditions set forth in the merger agreement.

(1) This metric is a non-GAAP financial measure. For details on the calculation of this metric, see the sections titled "Non-GAAP Financial Information" and "Non-GAAP Reconciliations" presented later in this release.

OPERATING PERFORMANCE
Net Interest Income and Margin Analysis
(Dollar amounts in thousands)

	Quarters Ended
	September 30, 2021			June 30, 2021			September 30, 2020
	Average Balance	Interest	Yield/ Rate (%)	Average Balance	Interest	Yield/ Rate (%)	Average Balance	Interest	Yield/ Rate (%)
Assets
Other interest-earning assets	$1,672,005	$1,222	0.29	$1,185,187	$745	0.25	$1,234,948	$799	0.26
Securities(1)	3,265,812	16,189	1.98	3,226,974	16,752	2.08	3,291,724	19,721	2.40
Federal Home Loan Bank ("FHLB") and Federal Reserve Bank ("FRB") stock	106,759	852	3.19	106,330	934	3.51	150,033	976	2.60
Loans, excluding PPP loans(1)	14,364,785	127,631	3.53	14,095,989	125,264	3.56	13,558,857	131,680	3.86
PPP loans(1)	549,380	9,772	7.06	1,035,386	11,258	4.36	1,194,808	7,001	2.33
Total loans(1)	14,914,165	137,403	3.66	15,131,375	136,522	3.62	14,753,665	138,681	3.74
Total interest-earning assets(1)	19,958,741	155,666	3.10	19,649,866	154,953	3.16	19,430,370	160,177	3.28
Cash and due from banks	277,720			268,450			284,730
Allowance for loan losses	(215,395)			(235,770)			(243,667)
Other assets	1,878,494			1,850,663			2,055,262
Total assets	$21,899,560			$21,533,209			$21,526,695
Liabilities and Stockholders' Equity
Savings deposits	$2,785,816	124	0.02	$2,740,893	121	0.02	$2,342,355	104	0.02
NOW accounts	3,213,637	275	0.03	3,048,990	261	0.03	2,744,034	307	0.04
Money market deposits	3,211,355	549	0.07	3,055,420	559	0.07	2,781,666	724	0.10
Time deposits	1,800,493	1,915	0.42	1,876,216	2,190	0.47	2,302,019	5,702	0.99
Borrowed funds	1,281,968	3,146	0.97	1,288,107	3,112	0.97	2,436,922	6,021	0.98
Senior and subordinated debt	235,284	3,467	5.85	235,080	3,469	5.92	234,464	3,498	5.94
Total interest-bearing liabilities	12,528,553	9,476	0.30	12,244,706	9,712	0.32	12,841,460	16,356	0.51
Demand deposits	6,272,903			6,254,791			5,631,355
Total funding sources	18,801,456		0.20	18,499,497		0.21	18,472,815		0.35
Other liabilities	364,576			347,178			378,786
Stockholders' equity	2,733,528			2,686,534			2,675,094
Total liabilities and stockholders' equity	$21,899,560			$21,533,209			$21,526,695
Tax-equivalent net interest income/margin(1)		146,190	2.91		145,241	2.96		143,821	2.95
Tax-equivalent adjustment		(994)			(953)			(1,092)
Net interest income (GAAP)(1)		$145,196			$144,288			$142,729
Impact of acquired loan accretion(1)		$6,231	0.12		$5,975	0.12		$7,960	0.16
Tax-equivalent net interest income/ margin, adjusted(1)		$139,959	2.79		$139,266	2.84		$135,861	2.79
(1) Interest income and yields on tax-exempt securities and loans are presented on a tax-equivalent basis, assuming a federal income tax rate of 21%. The corresponding income tax impact related to tax-exempt items is recorded in income tax expense. These adjustments have no impact on net income. See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
Net interest income for the third quarter of 2021 was up 0.6% from the second quarter of 2021 and 1.7% from the third quarter of 2020. The increase in net interest income compared to the second quarter of 2021 resulted primarily from growth in loans, excluding PPP loans, an increase in the number of days, partially offset by lower fees on PPP loans. Compared to the third quarter of 2020, net interest income was impacted by loan growth, lower cost of funds, and an increase in interest income and fees on PPP loans, partially offset by lower interest rates and acquired loan accretion.
Acquired loan accretion contributed $6.2 million, $6.0 million, and $8.0 million to net interest income for the third quarter of 2021, second quarter of 2021, and third quarter of 2020, respectively.
Tax-equivalent net interest margin for the current quarter was 2.91%, decreasing 5 and 4 basis points from the second quarter of 2021 and third quarter of 2020, respectively. Excluding the impact of acquired loan accretion, tax-equivalent net interest margin was 2.79%, down 5 basis points from the second quarter of 2021 and consistent with the third quarter of 2020. Compared to the second quarter of 2021, tax-equivalent net interest margin decreased due primarily to a higher balance of other interest-earning assets from seasonal municipal deposits and higher demand deposits as a result of PPP loan funds and other government stimuli. Tax-equivalent net interest margin compared to the third quarter of 2020 was impacted positively by PPP loan income and lower cost of funds, offset by lower interest rates on loans and securities, as well as a higher balance of other interest-earning assets due to higher demand deposits as a result of PPP loan funds and other government stimuli.
For the third quarter of 2021, total average interest-earning assets rose by $308.9 million and $528.4 million from the second quarter of 2021 and third quarter of 2020, respectively. The increase compared to both prior periods resulted primarily from a higher balance of other interest-earning assets due to higher demand deposits as a result of PPP loan funds and other government stimuli, as well as loan growth. In addition, the rise in other interest-earning assets was impacted by the normal seasonal increase in municipal deposits compared to the second quarter of 2021.
Total average funding sources for the third quarter of 2021 increased by $302.0 million from the second quarter of 2021 and $328.6 million from the third quarter of 2020. The increase compared to the second quarter of 2021 was impacted by seasonal municipal deposits whereas compared to the third quarter of 2020 the increase was driven primarily by deposit growth due to higher customer balances resulting from PPP funds and other government stimuli. In addition, average funding sources compared to the third quarter of 2020 were impacted by a decrease in FHLB advances.

Noninterest Income Analysis
(Dollar amounts in thousands)

	Quarters Ended			September 30, 2021 Percent Change From
	September 30, 2021	June 30, 2021	September 30, 2020	June 30, 2021	September 30, 2020
Wealth management fees	$14,820	$14,555	$12,837	1.8	15.4
Service charges on deposit accounts	11,496	10,778	10,342	6.7	11.2
Mortgage banking income	6,664	6,749	6,659	(1.3)	0.1
Card-based fees, net	4,992	4,764	4,472	4.8	11.6
Capital market products income	1,333	1,954	886	(31.8)	50.5
Other service charges, commissions, and fees	2,832	2,823	2,823	0.3	0.3
Total fee-based revenues	42,137	41,623	38,019	1.2	10.8
Other income	3,043	4,647	2,523	(34.5)	20.6
Swap termination costs	—	—	(14,285)	N/M	N/M
Net securities gains	—	—	14,328	N/M	N/M
Total noninterest income	$45,180	$46,270	$40,585	(2.4)	11.3
N/M – Not meaningful.
Total noninterest income of $45.2 million was down 2.4% from the second quarter of 2021 and up 11.3% from the third quarter of 2020. Record wealth management fees resulted from continued sales of fiduciary and investment advisory services to new and existing customers compared to both prior periods. The increase in service charges on deposit accounts and net card-based fees compared to the second quarter of 2021 was due primarily to seasonality, whereas the increase from the third quarter of 2020 resulted from the impact of higher transaction volumes due to economic recovery since the onset of the pandemic. Capital market products income resulted from levels of sales to corporate clients in light of market conditions that were lower than the second quarter of 2021 and higher than the third quarter of 2020.
Mortgage banking income for the third quarter of 2021 resulted from sales of $199.9 million of 1-4 family mortgage loans in the secondary market compared to $207.8 million in the second quarter of 2021 and $251.8 million in the third quarter of 2020. Compared to the third quarter of 2020, mortgage banking income was impacted by an increase in market pricing on sales of 1-4 family mortgage loans.
Other income increased compared to the third quarter of 2020 due to net gains from the disposition of branch properties and other miscellaneous items. Other income for the second quarter of 2021 was elevated as a result of positive fair value adjustments on equity securities.
During the third quarter of 2020, the Company terminated longer term interest rate swaps with notional amounts of $1.1 billion due to excess liquidity and in response to market conditions. At the same time, the Company liquidated $160 million of securities. As a result of these transactions, $14.3 million of pre-tax securities gains was fully offset by $14.3 million of pre-tax loss on swap terminations.

Noninterest Expense Analysis
(Dollar amounts in thousands)

	Quarters Ended			September 30, 2021 Percent Change From
	September 30, 2021	June 30, 2021	September 30, 2020	June 30, 2021	September 30, 2020
Salaries and employee benefits:
Salaries and wages	$51,503	$51,887	$53,385	(0.7)	(3.5)
Retirement and other employee benefits	10,924	12,324	11,349	(11.4)	(3.7)
Total salaries and employee benefits	62,427	64,211	64,734	(2.8)	(3.6)
Net occupancy and equipment expense	14,198	13,654	13,736	4.0	3.4
Technology and related costs	10,742	10,453	10,416	2.8	3.1
Professional services	6,991	7,568	7,325	(7.6)	(4.6)
Advertising and promotions	3,168	2,899	2,688	9.3	17.9
Net other real estate owned ("OREO") expense	(4)	160	544	(102.5)	(100.7)
Other expenses	15,616	14,670	12,374	6.4	26.2
Acquisition and integration related expenses	2,916	7,773	881	(62.5)	231.0
Optimization costs	—	31	18,376	N/M	N/M
Total noninterest expense	$116,054	$121,419	$131,074	(4.4)	(11.5)
Acquisition and integration related expenses	(2,916)	(7,773)	(881)	(62.5)	231.0
Optimization costs	—	(31)	(18,376)	N/M	N/M
Total noninterest expense, adjusted(1)	$113,138	$113,615	$111,817	(0.4)	1.2
N/M – Not meaningful.
(1) See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
Total noninterest expense was down 4.4% and 11.5% from the second quarter of 2021 and third quarter of 2020, respectively. Noninterest expense for all periods presented was impacted by acquisition and integration related expenses. In addition, the second quarter of 2021 and third quarter of 2020 were impacted by optimization costs. Excluding these items, noninterest expense for the third quarter of 2021 was $113.1 million, consistent with the second quarter of 2021 and up 1.2% from the third quarter of 2020. Overall, noninterest expense, adjusted, to average assets, excluding PPP loans, was 2.10% for the second quarter of 2021, down 12 and 9 basis points from the second quarter of 2021 and third quarter of 2020, respectively.
Salaries and employee benefits decreased compared to the second quarter of 2021 driven primarily by lower pension plan lump-sum payments to retired employees and lower commissions resulting from sales of 1-4 family mortgage loans in the secondary market. Compared to the third quarter of 2020, salaries and employee benefits decreased due mainly to ongoing benefits of optimization strategies, partially offset by higher compensation accruals and merit increases. Other expenses increased compared to both prior periods due to higher servicing fees from purchases of consumer loans and other miscellaneous expenses.
Optimization costs primarily include valuation adjustments related to locations identified for closure, modernization of our ATM network, advisory fees, employee severance, and other expenses associated with locations identified for closure.
Acquisition and integration related expenses for the third and second quarters of 2021 resulted primarily from the pending merger with Old National and for the third quarter of 2020 resulted from the acquisition of Park Bank.

LOAN PORTFOLIO AND ASSET QUALITY
Loan Portfolio Composition
(Dollar amounts in thousands)

	As of			September 30, 2021 Percent Change From
	September 30, 2021	June 30, 2021	September 30, 2020	June 30, 2021	September 30, 2020
Commercial and industrial	$4,705,458	$4,608,148	$4,635,571	2.1	1.5
Agricultural	349,159	342,834	377,466	1.8	(7.5)
Commercial real estate:
Office, retail, and industrial	1,765,592	1,807,428	1,950,406	(2.3)	(9.5)
Multi-family	1,082,941	1,012,722	868,293	6.9	24.7
Construction	595,204	577,338	631,607	3.1	(5.8)
Other commercial real estate	1,408,955	1,461,370	1,452,994	(3.6)	(3.0)
Total commercial real estate	4,852,692	4,858,858	4,903,300	(0.1)	(1.0)
Total corporate loans, excluding PPP loans	9,907,309	9,809,840	9,916,337	1.0	(0.1)
PPP loans	384,100	705,915	1,196,538	(45.6)	(67.9)
Total corporate loans	10,291,409	10,515,755	11,112,875	(2.1)	(7.4)
Home equity	591,126	629,367	827,746	(6.1)	(28.6)
1-4 family mortgages	3,332,732	3,287,773	2,287,555	1.4	45.7
Installment	573,465	602,324	425,012	(4.8)	34.9
Total consumer loans	4,497,323	4,519,464	3,540,313	(0.5)	27.0
Total loans	$14,788,732	$15,035,219	$14,653,188	(1.6)	0.9

Total loans includes loans originated under the PPP loan programs, which totaled $384.1 million, $705.9 million, and $1.2 billion as of September 30, 2021, June 30, 2021, and September 30, 2020, respectively. Excluding these loans, total loans were up 2% annualized from June 30, 2021 and 7% from September 30, 2020. Strong production and line usage within our sector-based lending businesses drove the 3.9% annualized total corporate loan growth, excluding PPP loans, compared to the second quarter of 2021. Compared to the third quarter of 2020, strong production and line usage in corporate loans, excluding PPP loans, was offset by higher paydowns.
Consumer loans compared to both prior periods were impacted by purchases of 1-4 family mortgages, as well as strong production in the 1-4 family mortgages portfolio, which offset higher prepayments. In addition, consumer loans compared to the third quarter of 2020 were impacted by purchases of installment loans.

Allowance for Credit Losses
(Dollar amounts in thousands)

	As of or for the Quarters Ended			September 30, 2021 Percent Change From
	September 30, 2021	June 30, 2021	September 30, 2020	June 30, 2021	September 30, 2020
ACL, excluding PCD loans	$195,903	$200,640	$209,988	(2.4)	(6.7)
PCD loan ACL	18,963	22,586	36,885	(16.0)	(48.6)
Total ACL	$214,866	$223,226	$246,873	(3.7)	(13.0)
Provision for credit losses	$—	$—	$15,927	N/M	N/M
ACL to total loans	1.45%	1.48%	1.68%
ACL to total loans, excluding PPP loans(1)	1.49%	1.56%	1.83%
ACL to non-accrual loans	243.94%	179.32%	171.95%
N/M – Not meaningful.
(1) This ratio excludes PPP loans that are fully guaranteed by the Small Business Administration ("SBA"). As a result, no allowance for credit losses is associated with these loans. See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
The ACL was $214.9 million or 1.45% of total loans as of September 30, 2021, decreasing $8.4 million from June 30, 2021 and $32.0 million compared to September 30, 2020. Excluding the impact of PPP loans, ACL to total loans was 1.49% as of September 30, 2021, compared to 1.56% and 1.83% as of June 30, 2021 and September 30, 2020, respectively. The decrease from both prior periods reflects net charge-offs on PCD loans that previously had an ACL established upon acquisition, net charge-offs on loans that previously had specific allowances for loan losses established, and an improving credit environment.

Asset Quality
(Dollar amounts in thousands)

	As of			September 30, 2021 Percent Change From
	September 30, 2021	June 30, 2021	September 30, 2020	June 30, 2021	September 30, 2020
Non-accrual loans, excluding PCD loans(1)	$64,166	$101,381	$103,582	(36.7)	(38.1)
Non-accrual PCD loans	23,917	23,101	39,990	3.5	(40.2)
Total non-accrual loans	88,083	124,482	143,572	(29.2)	(38.6)
90 days or more past due loans, still accruing interest(1)	1,293	878	3,781	47.3	(65.8)
Total non-performing loans, ("NPLs")	89,376	125,360	147,353	(28.7)	(39.3)
Accruing troubled debt restructurings ("TDRs")	539	782	841	(31.1)	(35.9)
Foreclosed assets(2)	26,375	26,732	15,299	(1.3)	72.4
Total non-performing assets ("NPAs")	$116,290	$152,874	$163,493	(23.9)	(28.9)
30-89 days past due loans	$30,718	$21,051	$21,551	45.9	42.5
Special mention loans(3)	$330,218	$343,547	$395,295	(3.9)	(16.5)
Substandard loans(3)	351,192	325,727	311,430	7.8	12.8
Total performing loans classified as substandard and special mention(3)	$681,410	$669,274	$706,725	1.8	(3.6)
Non-accrual loans to total loans:
Non-accrual loans to total loans	0.60%	0.83%	0.98%
Non-accrual loans to total loans, excluding PPP loans(1)(4)	0.61%	0.87%	1.07%
Non-accrual loans to total loans, excluding PCD and PPP loans(1)(4)	0.45%	0.72%	0.78%
Non-performing loans to total loans:
NPLs to total loans	0.60%	0.83%	1.01%
NPLs to total loans, excluding PPP loans(1)(4)	0.62%	0.87%	1.10%
NPLs to total loans, excluding PCD and PPP loans(1)(4)	0.46%	0.72%	0.81%
Non-performing assets to total loans plus foreclosed assets:
NPAs to total loans plus foreclosed assets	0.78%	1.01%	1.11%
NPAs to total loans plus foreclosed assets, excluding PPP loans(1)(4)	0.81%	1.06%	1.21%
NPAs to total loans plus foreclosed assets, excluding PCD and PPP loans(1)(4)	0.65%	0.92%	0.93%
Performing loans classified as substandard and special mention to corporate loans:
Performing loans classified as substandard and special mention to corporate loans(3)	6.62%	6.36%	6.36%
Performing loans classified as substandard and special mention to corporate loans, excluding PPP loans(3)	6.88%	6.82%	7.13%
(1) See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
(2) Foreclosed assets consists of OREO and other foreclosed assets acquired in partial or total satisfaction of defaulted loans. Other foreclosed assets are included in other assets in the Consolidated Statements of Financial Condition.
(3) Performing loans classified as substandard and special mention excludes accruing TDRs.
(4) This ratio excludes PPP loans that are fully guaranteed by the SBA. As a result, no allowance for credit losses is associated with these loans.
NPAs represented 0.78% of total loans and foreclosed assets at September 30, 2021 compared to 1.01% and 1.11% at June 30, 2021 and September 30, 2020, respectively. Excluding the impact of PCD and PPP loans, NPAs to total loans plus foreclosed assets was 0.65% at September 30, 2021, compared to 0.92% at June 30, 2021 and 0.93% at September 30, 2020, reflective of the final resolution of certain corporate credits and normal fluctuations that occur on a quarterly basis. In addition, one corporate loan relationship was transferred from non-accrual loans to foreclosed assets during the first nine months of 2021.

Performing loans classified as substandard and special mention were $681 million for the third quarter of 2021 compared to $669 million and $707 million at June 30, 2021 and September 30, 2020, respectively. The increase from the second quarter of 2021 resulted from normal fluctuations that occur on a quarterly basis. The decrease from the third quarter of 2020 was due primarily to the payoff of certain corporate credits in addition to upgrade and downgrade activity.
Charge-Off Data
(Dollar amounts in thousands)

	Quarters Ended
	September 30, 2021	% of Total	June 30, 2021	% of Total	September 30, 2020	% of Total
Net loan charge-offs(1)
Commercial and industrial	$5,002	59.8	$14,733	71.0	$5,470	34.7
Agricultural	(37)	(0.4)	—	—	265	1.7
Commercial real estate:
Office, retail, and industrial	556	6.7	3,878	18.7	1,339	8.5
Multi-family	1	—	2	—	—	—
Construction	986	11.8	208	1.0	4,889	31.1
Other commercial real estate	829	9.9	459	2.2	1,753	11.1
Consumer	1,023	12.2	1,478	7.1	2,027	12.9
Total NCOs	$8,360	100.0	$20,758	100.0	$15,743	100.0
Less: NCOs on PCD loans(2)	(1,757)	21.0	(4,337)	20.9	(6,923)	44.0
Total NCOs, excluding PCD loans(2)	$6,603		$16,421		$8,820
Recoveries included above	$3,397		$2,869		$1,795
Quarter-to-date(1)(3):
Net loan charge-offs to average loans	0.22%		0.55%		0.42%
Net loan charge-offs to average loans, excluding PPP loans(2)(4)	0.23%		0.59%		0.46%
Net loan charge-offs to average loans, excluding PCD and PPP loans(2)(4)	0.18%		0.47%		0.26%
Year-to-date(1)(3):
Net loan charge-offs to average loans	0.35%		0.41%		0.38%
Net loan charge-offs to average loans, excluding PPP loans(2)(4)	0.37%		0.44%		0.40%
Net loan charge-offs to average loans, excluding PCD and PPP loans(2)(4)	0.29%		0.35%		0.29%
(1) Amounts represent charge-offs, net of recoveries.
(2) See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
(3) Annualized based on the actual number of days for each period presented.
(4) This ratio excludes PPP loans that are fully guaranteed by the SBA. As a result, no allowance for credit losses is associated with these loans.
NCOs to average loans, annualized was 0.22%, down from 0.55% and 0.42% for the second quarter of 2021 and third quarter of 2020, respectively. Excluding charge-offs on PCD loans and the impact of PPP loans, NCOs to average loans was 0.18% for the third quarter of 2021, compared to 0.47% and 0.26% for the second quarter of 2021 and third quarter of 2020, respectively. Net loan charge-offs for the second quarter of 2021 were elevated, largely as a result of expected losses for which specific allowances for loan losses were established on certain corporate relationships based upon circumstances unique to those borrowers.

DEPOSIT PORTFOLIO
Deposit Composition
(Dollar amounts in thousands)

	Average for the Quarters Ended			September 30, 2021 Percent Change From
	September 30, 2021	June 30, 2021	September 30, 2020	June 30, 2021	September 30, 2020
Demand deposits	$6,272,903	$6,254,791	$5,631,355	0.3	11.4
Savings deposits	2,785,816	2,740,893	2,342,355	1.6	18.9
NOW accounts	3,213,637	3,048,990	2,744,034	5.4	17.1
Money market accounts	3,211,355	3,055,420	2,781,666	5.1	15.4
Core deposits	15,483,711	15,100,094	13,499,410	2.5	14.7
Time deposits	1,800,493	1,876,216	2,302,019	(4.0)	(21.8)
Total deposits	$17,284,204	$16,976,310	$15,801,429	1.8	9.4
Total average deposits were $17.3 billion for the third quarter of 2021, up 1.8% from the second quarter of 2021 and 9.4% from the third quarter of 2020. The increase in total average deposits compared to the second quarter of 2021 was impacted by the normal seasonal increase in municipal deposits. Compared to the third quarter of 2020, the increase in total average deposits was due to higher customer balances resulting from PPP funds and other government stimuli.
CAPITAL MANAGEMENT
Capital Ratios

	As of
	September 30, 2021	June 30, 2021	December 31, 2020	September 30, 2020
Company regulatory capital ratios:
Total capital to risk-weighted assets	14.26%	14.19%	14.14%	14.06%
Tier 1 capital to risk-weighted assets	11.99%	11.71%	11.55%	11.48%
Common equity Tier 1 ("CET1") to risk-weighted assets	10.51%	10.23%	10.06%	9.97%
Tier 1 capital to average assets	8.89%	8.85%	8.91%	8.50%
Company tangible common equity ratios(1)(2):
Tangible common equity to tangible assets	7.53%	7.48%	7.67%	7.43%
Tangible common equity to tangible assets, excluding PPP loans	7.67%	7.74%	7.98%	7.90%
Tangible common equity, excluding accumulated other comprehensive income ("AOCI"), to tangible assets	7.65%	7.50%	7.54%	7.30%
Tangible common equity, excluding AOCI, to tangible assets, excluding PPP loans	7.79%	7.77%	7.85%	7.77%
Tangible common equity to risk-weighted assets	10.08%	9.92%	9.93%	9.84%
(1) These ratios are not subject to formal Federal Reserve regulatory guidance.
(2) Tangible common equity ("TCE") is a non-GAAP measure that represents common stockholders' equity less goodwill and identifiable intangible assets. For details of the calculation of these ratios, see the sections titled, "Non-GAAP Financial Information" and "Non-GAAP Reconciliations" presented later in this release.
Risk-weighted regulatory capital ratios compared to all prior periods were impacted by retained earnings and the mix of risk-weighted assets. Total capital to risk-weighted assets was impacted by the beginning of the five-year phase-out of Tier 2 treatment of the Company's subordinated debt. The Company elected the five-year current expected credit losses ("CECL") transition relief for regulatory capital, which retained approximately 30 basis points of CET1 and Tier 1 capital at September 30, 2021.
The Board of Directors approved a quarterly cash dividend of $0.14 per common share during the third quarter of 2021, which is consistent with the second quarter of 2021 and third quarter of 2020. This dividend represents the 155th consecutive cash dividend paid by the Company since its inception in 1983.

Press Release, Presentation Materials, and Additional Information Available on Website
This press release, the presentation materials, and the accompanying unaudited Selected Financial Information are available through the Investor Relations section of First Midwest's website at investor.firstmidwest.com.
Forward-Looking Statements
This communication may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, business plans and future performance of First Midwest. In some cases, forward-looking statements can be identified by the use of words such as "may," "might," "will," "would," "should," "could," "expect," "plan," "intend," "anticipate," "believe," "estimate," "outlook," "forecast," "predict," "project," "probable," "potential," "possible," "target," "continue," "look forward," or "assume" and words of similar import. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Forward-looking statements are not historical facts or guarantees of future performance but instead express only management's beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management's control. It is possible that actual results and events may differ, possibly materially, from the anticipated results or events indicated in these forward-looking statements. First Midwest cautions you not to place undue reliance on these statements. Forward-looking statements speak only as of the date made, and First Midwest undertakes no obligation to update any forward-looking statements.
Forward-looking statements may be deemed to include, among other things, statements relating to First Midwest's future financial performance, the performance of First Midwest's loan or securities portfolio, the expected amount of future credit allowances or charge-offs, delays in completing the pending merger of First Midwest and Old National, the failure to obtain necessary regulatory approvals or to satisfy any of the other conditions to the merger on a timely basis or at all, the possibility that the anticipated benefits of the merger are not realized when expected or at all, corporate strategies or objectives, including the impact of certain actions and initiatives, anticipated trends in First Midwest's business, regulatory developments, estimated synergies, cost savings and financial benefits of completed transactions, growth strategies, the inability to realize cost savings or improved revenues or to implement integration plans and other consequences associated with the proposed merger and the continued or potential effects of the COVID-19 pandemic and related variants and mutations on First Midwest's business, financial condition, liquidity, loans, asset quality and results of operations. These statements are subject to certain risks, uncertainties and assumptions, including the duration, extent and severity of the COVID-19 pandemic and related variants and mutations, including the continued effects on First Midwest's business, operations and employees, as well as on First Midwest's customers and service providers, and on economies and markets more generally and other risks, uncertainties and assumptions that are discussed under the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in First Midwest's Annual Report on Form 10-K for the year ended December 31, 2020, and in First Midwest's subsequent filings made with the Securities and Exchange Commission ("SEC"). These risks and uncertainties are not exhaustive, and other sections of these reports describe additional factors that could adversely impact First Midwest's business and financial performance.
Non-GAAP Financial Information
The Company's accounting and reporting policies conform to U.S. generally accepted accounting principles ("GAAP") and general practices within the banking industry. As a supplement to GAAP, the Company provides non-GAAP performance results, which the Company believes are useful because they assist investors in assessing the Company's operating performance. These non-GAAP financial measures include EPS, adjusted, the efficiency ratio, return on average assets, adjusted, tax-equivalent net interest income (including its individual components), tax-equivalent net interest margin, tax-equivalent net interest margin, adjusted, noninterest expense, adjusted, tangible common equity to tangible assets, tangible common equity, excluding AOCI, to tangible assets, tangible common equity to risk-weighted assets, return on average common equity, adjusted, return on average tangible common equity, return on average tangible common equity, adjusted, non-accrual loans, excluding PCD loans, non-accrual loans to total loans, excluding PPP loans, non-accrual loans to total loans, excluding PCD and PPP loans, NPLs to total loans, excluding PPP loans, NPLs to total loans, excluding PCD and PPP loans, NPAs to total loans plus foreclosed assets, excluding PPP loans, NPAs to total loans plus foreclosed assets, excluding PCD and PPP loans, performing loans classified as substandard and special mention to corporate loans, excluding PPP loans, NCOs, excluding PCD loans, NCOs to average loans, excluding PPP loans, NCOs to average loans, excluding PCD and PPP loans, and pre-tax, pre-provision earnings, adjusted.
The Company presents EPS, the efficiency ratio, return on average assets, return on average common equity, and return on average tangible common equity, all adjusted for certain significant transactions. These transactions include acquisition and integration related expenses associated with completed and pending acquisitions (all periods), optimization costs (second and first quarters of 2021 and fourth and third quarters of 2020), swap termination costs (fourth and third quarters of 2020), income tax benefits (fourth quarter of 2020), and net securities gains (third quarter of 2020). In addition, net OREO expense is excluded from the calculation of the efficiency ratio. Management believes excluding these transactions from EPS, the efficiency ratio, return on average assets, return on average common equity, and return on average tangible common equity may be useful in assessing the Company's underlying operational performance since these transactions do not pertain to its core business operations and their exclusion may facilitate better comparability between periods. Management believes that excluding acquisition and integration related expenses from these metrics may be useful to the Company, as well as analysts and investors, since these expenses can vary significantly based on the size, type, and structure of each acquisition. Additionally, management believes excluding these transactions from these metrics may enhance comparability for peer comparison purposes.
Income tax expense, provision for loan losses, and the certain significant transactions listed above are excluded from the calculation of pre-tax, pre-provision earnings, adjusted due to the fluctuation in income before income tax and the level of provision for loan losses required based on the estimated impact of the pandemic on the ACL. Management believes pre-tax, pre-provision earnings, adjusted may be useful in assessing the Company's underlying operational performance and their exclusion may facilitate better comparability between periods and for peer comparison purposes.
The Company presents noninterest expense, adjusted, which excludes optimization costs and acquisition and integration related expenses. Management believes that excluding these items from noninterest expense may be useful in assessing the Company’s underlying operational performance as these items either do not pertain to its core business operations or their exclusion may facilitate better comparability between periods and for peer comparison purposes.
The tax-equivalent adjustment to net interest income and net interest margin recognizes the income tax savings when comparing taxable and tax-exempt assets. Interest income and yields on tax-exempt securities and loans are presented using the current federal income tax rate of 21%. Management believes that it is standard practice in the banking industry to present net interest income and net interest margin on a fully tax-equivalent basis and that it may enhance comparability for peer comparison purposes. In addition, management believes that presenting tax-equivalent net interest margin, adjusted, may enhance comparability for peer comparison purposes and is useful to the Company, as well as analysts and investors, since acquired loan accretion income may fluctuate based on the size of each acquisition, as well as from period to period.
In management's view, tangible common equity measures are capital adequacy metrics that may be meaningful to the Company, as well as analysts and investors, in assessing the Company's use of equity and in facilitating comparisons with peers. These non-GAAP measures are valuable indicators of a financial institution's capital strength since they eliminate intangible assets from stockholders' equity and retain the effect of accumulated other comprehensive loss in stockholders' equity.
The Company presents non-accrual loans, non-accrual loans to total loans, NPLs to total loans, NPAs to total loans plus foreclosed assets, performing loans classified as substandard and special mention to corporate loans, excluding PPP loans, NCOs, and NCOs to average loans, all excluding PCD and/or PPP loans. Management believes excluding PCD and PPP loans is useful as it facilitates better comparability between periods. Prior to the adoption of CECL on January 1, 2020, PCI loans with an accretable yield were considered current and were not included in past due and non-accrual loan totals and the portion of PCI loans deemed to be uncollectible was recorded as a reduction of the credit-related acquisition adjustment, which was netted within loans. Subsequent to adoption, PCD loans, including those previously classified as PCI, are included in past due and non-accrual loan totals and an ACL on PCD loans is established as of the acquisition date and the PCD loans are no longer recorded net of a credit-related acquisition adjustment. PCD loans deemed to be uncollectible are recorded as a charge-off through the ACL. The Company began originating PPP loans during the second quarter of 2020 and the loans are fully guaranteed by the SBA and are expected to be forgiven if the applicable criteria are met. Additionally, management believes excluding PCD and PPP loans from these metrics may enhance comparability for peer comparison purposes.
Although intended to enhance investors' understanding of the Company's business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. In addition, these non-GAAP financial measures may differ from those used by other financial institutions to assess their business and performance. See the previously provided tables and the following reconciliations in the "Non-GAAP Reconciliations" section for details on the calculation of these measures to the extent presented herein.

About First Midwest
First Midwest (NASDAQ: FMBI) is a relationship-focused financial institution and one of the largest independent publicly traded bank holding companies based on assets headquartered in Chicago and the Midwest, with approximately $22 billion of assets and an additional $15 billion of assets under management. First Midwest Bank and First Midwest's other affiliates provide a full range of commercial, treasury management, equipment leasing, consumer, wealth management, trust and private banking products and services. The primary footprint of First Midwest's branch network and other locations is in metropolitan Chicago, southeast Wisconsin, northwest Indiana, central and western Illinois, and eastern Iowa. Visit First Midwest at www.firstmidwest.com.
CONTACTS:

Investors Patrick S. Barrett EVP, Chief Financial Officer (708) 831-7231 pat.barrett@firstmidwest.com	Media Maurissa Kanter SVP, Director of Corporate Communications (708) 831-7345 maurissa.kanter@firstmidwest.com

Accompanying Unaudited Selected Financial Information

Consolidated Statements of Financial Condition (Unaudited) (Dollar amounts in thousands)

	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
Period-End Balance Sheet
Assets
Cash and due from banks	$270,020	$232,989	$223,713	$196,364	$254,212
Interest-bearing deposits in other banks	1,654,917	1,312,412	786,814	920,880	936,528
Equity securities, at fair value	114,848	112,977	96,983	76,404	55,021
Securities available-for-sale, at fair value	3,212,908	3,156,194	3,195,405	3,096,408	3,279,884
Securities held-to-maturity, at amortized cost	10,853	11,593	11,711	12,071	22,193
FHLB and FRB stock	106,090	106,890	106,170	117,420	138,120
Loans:
Commercial and industrial	4,705,458	4,608,148	4,546,317	4,578,254	4,635,571
Agricultural	349,159	342,834	355,883	364,038	377,466
Commercial real estate:
Office, retail, and industrial	1,765,592	1,807,428	1,827,116	1,861,768	1,950,406
Multi-family	1,082,941	1,012,722	906,124	872,813	868,293
Construction	595,204	577,338	614,021	612,611	631,607
Other commercial real estate	1,408,955	1,461,370	1,463,582	1,481,976	1,452,994
PPP loans	384,100	705,915	1,109,442	785,563	1,196,538
Home equity	591,126	629,367	690,030	761,725	827,746
1-4 family mortgages	3,332,732	3,287,773	3,187,066	3,022,413	2,287,555
Installment	573,465	602,324	483,945	410,071	425,012
Total loans	14,788,732	15,035,219	15,183,526	14,751,232	14,653,188
Allowance for loan losses	(206,241)	(214,601)	(235,359)	(239,017)	(239,048)
Net loans	14,582,491	14,820,618	14,948,167	14,512,215	14,414,140
OREO	5,106	5,289	6,273	8,253	6,552
Premises, furniture, and equipment, net	123,413	125,837	129,514	132,045	132,267
Investment in bank-owned life insurance ("BOLI")	300,387	300,537	301,365	301,101	300,429
Goodwill and other intangible assets	923,383	926,176	928,974	932,764	935,801
Accrued interest receivable and other assets	473,764	513,912	473,502	532,753	612,996
Total assets	$21,778,180	$21,625,424	$21,208,591	$20,838,678	$21,088,143
Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$6,097,698	$6,187,478	$6,156,145	$5,797,899	$5,555,735
Interest-bearing deposits	11,100,704	10,845,405	10,455,309	10,214,565	10,215,838
Total deposits	17,198,402	17,032,883	16,611,454	16,012,464	15,771,573
Borrowed funds	1,274,572	1,299,424	1,295,737	1,546,414	1,957,180
Senior and subordinated debt	235,383	235,178	234,973	234,768	234,563
Accrued interest payable and other liabilities	346,600	353,791	413,112	355,026	460,656
Stockholders' equity	2,723,223	2,704,148	2,653,315	2,690,006	2,664,171
Total liabilities and stockholders' equity	$21,778,180	$21,625,424	$21,208,591	$20,838,678	$21,088,143
Stockholders' equity, excluding AOCI	$2,748,604	$2,710,089	$2,675,411	$2,663,627	$2,638,422
Stockholders' equity, common	2,492,723	2,473,648	2,422,815	2,459,506	2,433,671

Condensed Consolidated Statements of Income (Unaudited) (Dollar amounts in thousands)

	Quarters Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2021	2021	2021	2020	2020	2021	2020
Income Statement
Interest income	$154,672	$154,000	$151,150	$159,962	$159,085	$459,822	$491,356
Interest expense	9,476	9,712	10,035	11,851	16,356	29,223	59,818
Net interest income	145,196	144,288	141,115	148,111	142,729	430,599	431,538
Provision for loan losses	—	—	6,098	10,507	15,927	6,098	88,108
Net interest income after provision for loan losses	145,196	144,288	135,017	137,604	126,802	424,501	343,430
Noninterest Income
Wealth management fees	14,820	14,555	14,149	13,548	12,837	43,524	37,140
Service charges on deposit accounts	11,496	10,778	9,980	10,811	10,342	32,254	31,248
Mortgage banking income	6,664	6,749	10,187	9,191	6,659	23,600	11,924
Card-based fees, net	4,992	4,764	4,556	4,530	4,472	14,312	11,620
Capital market products income	1,333	1,954	2,089	659	886	5,376	6,302
Other service charges, commissions, and fees	2,832	2,823	2,761	2,993	2,823	8,416	7,583
Total fee-based revenues	42,137	41,623	43,722	41,732	38,019	127,482	105,817
Other income	3,043	4,647	2,081	3,550	2,523	9,771	8,083
Swap termination costs	—	—	—	(17,567)	(14,285)	—	(14,285)
Net securities gains (losses)	—	—	—	—	14,328	—	13,323
Total noninterest income	45,180	46,270	45,803	27,715	40,585	137,253	112,938
Noninterest Expense
Salaries and employee benefits:
Salaries and wages	51,503	51,887	53,693	55,950	53,385	157,083	155,967
Retirement and other employee benefits	10,924	12,324	12,708	10,430	11,349	35,956	35,298
Total salaries and employee benefits	62,427	64,211	66,401	66,380	64,734	193,039	191,265
Net occupancy and equipment expense	14,198	13,654	14,752	14,002	13,736	42,604	43,079
Technology and related costs	10,742	10,453	10,284	11,005	10,416	31,479	28,817
Professional services	6,991	7,568	8,059	8,424	7,325	22,618	26,595
Advertising and promotions	3,168	2,899	1,835	1,850	2,688	7,902	8,259
Net OREO expense	(4)	160	589	106	544	745	1,090
Other expenses	15,616	14,670	14,735	12,851	12,374	45,021	39,652
Acquisition and integration related expenses	2,916	7,773	245	1,860	881	10,934	11,602
Optimization costs	—	31	1,525	1,493	18,376	1,556	18,376
Total noninterest expense	116,054	121,419	118,425	117,971	131,074	355,898	368,735
Income before income tax expense	74,322	69,139	62,395	47,348	36,313	205,856	87,633
Income tax expense	19,459	18,018	17,372	5,743	8,690	54,849	21,340
Net income	$54,863	$51,121	$45,023	$41,605	$27,623	$151,007	$66,293
Preferred dividends	(4,033)	(4,034)	(4,034)	(4,049)	(4,033)	(12,101)	(5,070)
Net income applicable to non-vested restricted shares	(517)	(521)	(486)	(369)	(236)	(1,524)	(615)
Net income applicable to common shares	$50,313	$46,566	$40,503	$37,187	$23,354	$137,382	$60,608
Net income applicable to common shares, adjusted(1)	52,500	52,419	41,831	49,238	37,765	146,749	83,814
Footnotes to Condensed Consolidated Statements of Income
(1)See the "Non-GAAP Reconciliations" section for the detailed calculation.

Selected Financial Information (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2021	2021	2021	2020	2020	2021	2020
EPS
Basic EPS	$0.45	$0.41	$0.36	$0.33	$0.21	$1.22	$0.54
Diluted EPS	$0.44	$0.41	$0.36	$0.33	$0.21	$1.21	$0.54
Diluted EPS, adjusted(1)	$0.46	$0.46	$0.37	$0.43	$0.33	$1.29	$0.75
Common Stock and Related Per Common Share Data
Book value	$21.83	$21.67	$21.22	$21.52	$21.29	$21.83	$21.29
Tangible book value	$13.75	$13.55	$13.08	$13.36	$13.11	$13.75	$13.11
Dividends declared per share	$0.14	$0.14	$0.14	$0.14	$0.14	$0.42	$0.42
Closing price at period end	$19.01	$19.83	$21.91	$15.92	$10.78	$19.01	$10.78
Closing price to book value	0.9	0.9	1.0	0.7	0.5	0.9	0.5
Period end shares outstanding	114,167	114,177	114,196	114,296	114,293	114,167	114,293
Period end treasury shares	11,213	11,199	11,176	11,071	11,067	11,213	11,067
Common dividends	$15,974	$15,979	$15,997	$16,017	$16,011	$47,950	$48,028
Dividend payout ratio	31.11%	34.15%	38.89%	42.42%	66.67%	34.43%	77.78%
Dividend payout ratio, adjusted(1)	30.43%	30.43%	37.84%	32.56%	42.42%	32.56%	56.00%
Key Ratios/Data
Return on average common equity(2)	7.97%	7.60%	6.70%	6.05%	3.80%	7.43%	3.33%
Return on average common equity, adjusted(1)(2)	8.32%	8.56%	6.92%	8.01%	6.15%	7.94%	4.60%
Return on average tangible common equity(2)	13.17%	12.77%	11.35%	10.35%	6.73%	12.45%	5.90%
Return on average tangible common equity, adjusted(1)(2)	13.72%	14.31%	11.71%	13.53%	10.53%	13.26%	7.95%
Return on average assets(2)	0.99%	0.95%	0.87%	0.79%	0.51%	0.94%	0.44%
Return on average assets, adjusted(1)(2)	1.03%	1.06%	0.90%	1.02%	0.78%	1.00%	0.59%
Loans to deposits	85.99%	88.27%	91.40%	92.12%	92.91%	85.99%	92.91%
Efficiency ratio(1)	59.12%	59.24%	61.77%	58.90%	60.36%	60.03%	61.52%
Net interest margin(2)(3)	2.91%	2.96%	3.03%	3.14%	2.95%	2.97%	3.19%
Yield on average interest-earning assets(2)(3)	3.10%	3.16%	3.24%	3.39%	3.28%	3.17%	3.63%
Cost of funds(2)(4)	0.20%	0.21%	0.23%	0.26%	0.35%	0.21%	0.46%
Noninterest expense to average assets(2)	2.10%	2.26%	2.30%	2.25%	2.42%	2.22%	2.43%
Noninterest expense, adjusted to average assets,excluding PPP loans(1)(2)	2.10%	2.22%	2.38%	2.29%	2.19%	2.23%	2.31%
Effective income tax rate	26.18%	26.06%	27.84%	12.13%	23.93%	26.64%	24.35%
Capital Ratios
Total capital to risk-weighted assets(1)	14.26%	14.19%	14.26%	14.14%	14.06%	14.26%	14.06%
Tier 1 capital to risk-weighted assets(1)	11.99%	11.71%	11.67%	11.55%	11.48%	11.99%	11.48%
CET1 to risk-weighted assets(1)	10.51%	10.23%	10.17%	10.06%	9.97%	10.51%	9.97%
Tier 1 capital to average assets(1)	8.89%	8.85%	8.96%	8.91%	8.50%	8.89%	8.50%
Tangible common equity to tangible assets(1)	7.53%	7.48%	7.37%	7.67%	7.43%	7.53%	7.43%
Tangible common equity, excluding AOCI, to tangible assets(1)	7.65%	7.50%	7.48%	7.54%	7.30%	7.65%	7.30%
Tangible common equity to risk- weighted assets(1)	10.08%	9.92%	9.93%	9.93%	9.84%	10.08%	9.84%
Note: Selected Financial Information footnotes are located at the end of this section.

Selected Financial Information (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2021	2021	2021	2020	2020	2021	2020
Asset Quality Performance Data
Non-performing assets
Commercial and industrial	$9,952	$42,036	$59,723	$38,314	$40,781	$9,952	$40,781
Agricultural	6,682	7,135	8,684	10,719	13,293	6,682	13,293
Commercial real estate:
Office, retail, and industrial	13,450	17,367	23,339	27,382	26,406	13,450	26,406
Multi-family	2,672	2,622	3,701	1,670	1,547	2,672	1,547
Construction	1,154	1,154	1,154	1,155	2,977	1,154	2,977
Other commercial real estate	13,083	14,200	15,406	15,219	4,690	13,083	4,690
Consumer	17,173	16,867	16,643	15,498	13,888	17,173	13,888
Non-accrual, excluding PCD loans	64,166	101,381	128,650	109,957	103,582	64,166	103,582
Non-accrual PCD loans	23,917	23,101	29,734	32,568	39,990	23,917	39,990
Total non-accrual loans	88,083	124,482	158,384	142,525	143,572	88,083	143,572
90 days or more past due loans, still accruing interest	1,293	878	5,354	4,395	3,781	1,293	3,781
Total NPLs	89,376	125,360	163,738	146,920	147,353	89,376	147,353
Accruing TDRs	539	782	798	813	841	539	841
Foreclosed assets(5)	26,375	26,732	13,228	16,671	15,299	26,375	15,299
Total NPAs	$116,290	$152,874	$177,764	$164,404	$163,493	$116,290	$163,493
30-89 days past due loans	$30,718	$21,051	$30,973	$40,656	$21,551	$30,718	$21,551
Allowance for credit losses
Allowance for loan losses	$206,241	$214,601	$235,359	$239,017	$239,048	$206,241	$239,048
Allowance for unfunded commitments	8,625	8,625	8,025	8,025	7,825	8,625	7,825
Total ACL	$214,866	$223,226	$243,384	$247,042	$246,873	$214,866	$246,873
Provision for loan losses	$—	$—	$6,098	$10,507	$15,927	$6,098	$88,108
Net charge-offs by category
Commercial and industrial	$5,002	$14,733	$1,740	$3,536	$5,470	$21,475	$14,885
Agricultural	(37)	—	363	1,779	265	326	1,610
Commercial real estate:
Office, retail, and industrial	556	3,878	4,377	1,701	1,339	8,811	4,754
Multi-family	1	2	(5)	19	—	(2)	14
Construction	986	208	—	140	4,889	1,194	7,495
Other commercial real estate	829	459	371	916	1,753	1,659	1,936
Consumer	1,023	1,478	2,910	2,448	2,027	5,411	10,086
Total NCOs	$8,360	$20,758	$9,756	$10,539	$15,743	$38,874	$40,780
Less: NCOs on PCD loans	(1,757)	(4,337)	(2,107)	(6,488)	(6,923)	(8,201)	(12,476)
Total NCOs, excluding PCD loans	$6,603	$16,421	$7,649	$4,051	$8,820	$30,673	$28,304
Total recoveries included above	$3,397	$2,869	$1,561	$2,588	$1,795	$7,827	$4,922
Note: Selected Financial Information footnotes are located at the end of this section.

Selected Financial Information (Unaudited)

	As of or for the
	Quarters Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2021	2021	2021	2020	2020	2021	2020
Performing loans classified as substandard and special mention
Special mention loans(7)	$330,218	$343,547	$355,563	$409,083	$395,295	$330,218	$395,295
Substandard loans(7)	351,192	325,727	342,600	357,219	311,430	351,192	311,430
Total performing loans classified as substandard and special mention(7)	$681,410	$669,274	$698,163	$766,302	$706,725	$681,410	$706,725
Asset quality ratios
Non-accrual loans to total loans	0.60%	0.83%	1.04%	0.97%	0.98%	0.60%	0.98%
Non-accrual loans to total loans, excluding PPP loans(6)	0.61%	0.87%	1.13%	1.02%	1.07%	0.61%	1.07%
Non-accrual loans to total loans, excluding PCD and PPP loans(6)	0.45%	0.72%	0.93%	0.80%	0.78%	0.45%	0.78%
NPLs to total loans	0.60%	0.83%	1.08%	1.00%	1.01%	0.60%	1.01%
NPLs to total loans, excluding PPP loans(6)	0.62%	0.87%	1.16%	1.05%	1.10%	0.62%	1.10%
NPLs to total loans, excluding PCD and PPP loans(6)	0.46%	0.72%	0.97%	0.83%	0.81%	0.46%	0.81%
NPAs to total loans plus foreclosed assets	0.78%	1.01%	1.17%	1.11%	1.11%	0.78%	1.11%
NPAs to total loans plus foreclosed assets, excluding PPP loans(6)	0.81%	1.06%	1.26%	1.18%	1.21%	0.81%	1.21%
NPAs to total loans plus foreclosed assets, excluding PCD and PPP loans(6)	0.65%	0.92%	1.07%	0.96%	0.93%	0.65%	0.93%
NPAs to tangible common equity plus ACL	6.52%	8.63%	10.23%	9.27%	9.37%	6.52%	9.37%
Non-accrual loans to total assets	0.40%	0.58%	0.75%	0.68%	0.68%	0.40%	0.68%
Performing loans classified as substandard and special mention to corporate loans(6)(7)	6.62%	6.36%	6.45%	7.26%	6.36%	6.62%	6.36%
Performing loans classified as substandard and special mention to corporate loans, excluding PPP loans(6)(7)	6.88%	6.82%	7.19%	7.84%	7.13%	6.88%	7.13%
Allowance for credit losses and net charge-off ratios
ACL to total loans	1.45%	1.48%	1.60%	1.67%	1.68%	1.45%	1.68%
ACL to non-accrual loans	243.94%	179.32%	153.67%	173.33%	171.95%	243.94%	171.95%
ACL to NPLs	240.41%	178.07%	148.64%	168.15%	167.54%	240.41%	167.54%
NCOs to average loans(2)	0.22%	0.55%	0.26%	0.29%	0.42%	0.35%	0.38%
NCOs to average loans, excluding PPP loans(2)	0.23%	0.59%	0.28%	0.31%	0.46%	0.37%	0.40%
NCOs to average loans, excluding PCD and PPP loans(2)	0.18%	0.47%	0.22%	0.12%	0.26%	0.29%	0.29%
Footnotes to Selected Financial Information
(1)See the "Non-GAAP Reconciliations" section for the detailed calculation.
(2)Annualized based on the actual number of days for each period presented.
(3)Presented on a tax-equivalent basis, assuming the applicable federal income tax rate of 21%.
(4)Cost of funds expresses total interest expense as a percentage of total average funding sources.
(5)Foreclosed assets consists of OREO and other foreclosed assets acquired in partial or total satisfaction of defaulted loans. Other foreclosed assets are included in other assets in the Consolidated Statements of Financial Condition.
(6)This ratio excludes PPP loans that are fully guaranteed by the SBA. As a result, no allowance for credit losses is associated with these loans.
(7)Performing loans classified as substandard and special mention excludes accruing TDRs.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	Quarters Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2021	2021	2021	2020	2020	2021	2020
EPS
Net income	$54,863	$51,121	$45,023	$41,605	$27,623	$151,007	$66,293
Dividends and accretion on preferred stock	(4,033)	(4,034)	(4,034)	(4,049)	(4,033)	(12,101)	(5,070)
Net income applicable to non- vested restricted shares	(517)	(521)	(486)	(369)	(236)	(1,524)	(615)
Net income applicable to common shares	50,313	46,566	40,503	37,187	23,354	137,382	60,608
Adjustments to net income:
Acquisition and integration related expenses	2,916	7,773	245	1,860	881	10,934	11,602
Tax effect of acquisition and integration related expenses	(729)	(1,943)	(61)	(465)	(220)	(2,734)	(2,900)
Optimization costs	—	31	1,525	1,493	18,376	1,556	18,376
Tax effect of optimization costs	—	(8)	(381)	(373)	(4,594)	(389)	(4,594)
Swap termination costs	—	—	—	17,567	14,285	—	14,285
Tax effect of swap termination costs	—	—	—	(4,392)	(3,571)	—	(3,571)
Income tax benefits	—	—	—	(3,639)	—	—	—
Net securities gains	—	—	—	—	(14,328)	—	(13,323)
Tax effect of net securities gains	—	—	—	—	3,582	—	3,331
Total adjustments to net income, net of tax	2,187	5,853	1,328	12,051	14,411	9,367	23,206
Net income applicable to common shares, adjusted(1)	$52,500	$52,419	$41,831	$49,238	$37,765	$146,749	$83,814
Weighted-average common shares outstanding:
Weighted-average common shares outstanding (basic)	112,898	112,865	113,098	113,174	113,160	112,953	112,079
Dilutive effect of common stock equivalents	878	775	773	430	276	789	322
Weighted-average diluted common shares outstanding	113,776	113,640	113,871	113,604	113,436	113,742	112,401
Basic EPS	$0.45	$0.41	$0.36	$0.33	$0.21	$1.22	$0.54
Diluted EPS	$0.44	$0.41	$0.36	$0.33	$0.21	$1.21	$0.54
Diluted EPS, adjusted(1)	$0.46	$0.46	$0.37	$0.43	$0.33	$1.29	$0.75
Anti-dilutive shares not included in the computation of diluted EPS	—	—	—	—	—	—	—
Dividend Payout Ratio
Dividends declared per share	$0.14	$0.14	$0.14	$0.14	$0.14	$0.42	$0.42
Dividend payout ratio	31.11%	34.15%	38.89%	42.42%	66.67%	34.43%	77.78%
Dividend payout ratio, adjusted(1)	30.43%	30.43%	37.84%	32.56%	42.42%	32.56%	56.00%

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2021	2021	2021	2020	2020	2021	2020
Return on Average Common and Tangible Common Equity
Net income applicable to common shares	$50,313	$46,566	$40,503	$37,187	$23,354	$137,382	$60,608
Intangibles amortization	2,793	2,798	2,807	2,807	2,810	8,398	8,400
Tax effect of intangibles amortization	(698)	(700)	(702)	(702)	(703)	(2,100)	(2,100)
Net income applicable to common shares, excluding intangibles amortization	52,408	48,664	42,608	39,292	25,461	143,680	66,908
Total adjustments to net income, net of tax(1)	2,187	5,853	1,328	12,051	14,411	9,367	23,206
Net income applicable to common shares, adjusted(1)	$54,595	$54,517	$43,936	$51,343	$39,872	$153,047	$90,114
Average stockholders' common equity	$2,503,028	$2,456,034	$2,453,253	$2,444,911	$2,444,594	$2,470,955	$2,434,358
Less: average intangible assets	(924,743)	(927,522)	(931,322)	(934,347)	(938,712)	(927,838)	(920,180)
Average tangible common equity	$1,578,285	$1,528,512	$1,521,931	$1,510,564	$1,505,882	$1,543,117	$1,514,178
Return on average common equity(2)	7.97%	7.60%	6.70%	6.05%	3.80%	7.43%	3.33%
Return on average common equity, adjusted(1)(2)	8.32%	8.56%	6.92%	8.01%	6.15%	7.94%	4.60%
Return on average tangible common equity(2)	13.17%	12.77%	11.35%	10.35%	6.73%	12.45%	5.90%
Return on average tangible common equity, adjusted(1)(2)	13.72%	14.31%	11.71%	13.53%	10.53%	13.26%	7.95%
Return on Average Assets
Net income	$54,863	$51,121	$45,023	$41,605	$27,623	$151,007	$66,293
Total adjustments to net income, net of tax(1)	2,187	5,853	1,328	12,051	14,411	9,367	23,206
Net income, adjusted(1)	$57,050	$56,974	$46,351	$53,656	$42,034	$160,374	$89,499
Average assets	$21,899,560	$21,533,209	$20,919,040	$20,882,325	$21,526,695	$21,454,195	$20,271,140
Return on average assets(2)	0.99%	0.95%	0.87%	0.79%	0.51%	0.94%	0.44%
Return on average assets, adjusted(1)(2)	1.03%	1.06%	0.90%	1.02%	0.78%	1.00%	0.59%
Noninterest Expense to Average Assets
Noninterest expense	$116,054	$121,419	$118,425	$117,971	$131,074	$355,898	$368,735
Less:
Acquisition and integration related expenses	(2,916)	(7,773)	(245)	(1,860)	(881)	(10,934)	(11,602)
Optimization costs	—	(31)	(1,525)	(1,493)	(18,376)	(1,556)	(18,376)
Total	$113,138	$113,615	$116,655	$114,618	$111,817	$343,408	$338,757
Average assets	$21,899,560	$21,533,209	$20,919,040	$20,882,325	$21,526,695	$21,454,195	$20,271,140
Less: average PPP loans	(549,380)	(1,035,386)	(1,014,798)	(1,013,511)	(1,194,808)	(864,816)	(696,095)
Average assets, excluding PPP loans	$21,350,180	$20,497,823	$19,904,242	$19,868,814	$20,331,887	$20,589,379	$19,575,045
Noninterest expense to average assets(2)	2.10%	2.26%	2.30%	2.25%	2.42%	2.22%	2.43%
Noninterest expense, adjusted to average assets, excluding PPP loans(2)	2.10%	2.22%	2.38%	2.29%	2.19%	2.23%	2.31%

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2021	2021	2021	2020	2020	2021	2020
Efficiency Ratio Calculation
Noninterest expense	$116,054	$121,419	$118,425	$117,971	$131,074	$355,898	$368,735
Less:
Acquisition and integration related expenses	(2,916)	(7,773)	(245)	(1,860)	(881)	(10,934)	(11,602)
Net OREO expense	4	(160)	(589)	(106)	(544)	(745)	(1,090)
Optimization costs	—	(31)	(1,525)	(1,493)	(18,376)	(1,556)	(18,376)
Total	$113,142	$113,455	$116,066	$114,512	$111,273	$342,663	$337,667
Tax-equivalent net interest income(3)	$146,190	$145,241	$142,098	$149,141	$143,821	$433,529	$434,938
Noninterest income	45,180	46,270	45,803	27,715	40,585	137,253	112,938
Less:
Swap termination costs	—	—	—	17,567	14,285	—	14,285
Net securities gains	—	—	—	—	(14,328)	—	(13,323)
Total	$191,370	$191,511	$187,901	$194,423	$184,363	$570,782	$548,838
Efficiency ratio	59.12%	59.24%	61.77%	58.90%	60.36%	60.03%	61.52%
Pre-Tax, Pre-Provision Earnings
Net Income	$54,863	$51,121	$45,023	$41,605	$27,623	$151,007	$66,293
Income tax expense	19,459	18,018	17,372	5,743	8,690	54,849	21,340
Provision for credit losses	—	—	6,098	10,507	15,927	6,098	88,108
Pre-Tax, Pre-Provision Earnings	$74,322	$69,139	$68,493	$57,855	$52,240	$211,954	$175,741
Adjustments to pre-tax, pre-provision earnings:
Acquisition and integration related expenses	$2,916	$7,773	$245	$1,860	$881	$10,934	$11,602
Optimization costs	—	31	1,525	1,493	18,376	1,556	18,376
Swap termination costs	—	—	—	17,567	14,285	—	14,285
Net securities gains	—	—	—	—	(14,328)	—	(13,323)
Total adjustments	2,916	7,804	1,770	20,920	19,214	12,490	30,940
Pre-Tax, Pre-Provision Earnings, adjusted	$77,238	$76,943	$70,263	$78,775	$71,454	$224,444	$206,681

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
Tangible Common Equity
Stockholders' equity, common	$2,492,723	$2,473,648	$2,422,815	$2,459,506	$2,433,671
Less: goodwill and other intangible assets	(923,383)	(926,176)	(928,974)	(932,764)	(935,801)
Tangible common equity	1,569,340	1,547,472	1,493,841	1,526,742	1,497,870
Less: AOCI	25,381	5,941	22,096	(26,379)	(25,749)
Tangible common equity, excluding AOCI	$1,594,721	$1,553,413	$1,515,937	$1,500,363	$1,472,121
Total assets	$21,778,180	$21,625,424	$21,208,591	$20,838,678	$21,088,143
Less: goodwill and other intangible assets	(923,383)	(926,176)	(928,974)	(932,764)	(935,801)
Tangible assets	20,854,797	20,699,248	20,279,617	19,905,914	20,152,342
Less: PPP loans	(384,100)	(705,915)	(1,109,442)	(785,563)	(1,196,538)
Tangible assets, excluding PPP loans	$20,470,697	$19,993,333	$19,170,175	$19,120,351	$18,955,804
Tangible common equity to tangible assets	7.53%	7.48%	7.37%	7.67%	7.43%
Tangible common equity to tangible assets, excluding PPP loans	7.67%	7.74%	7.79%	7.98%	7.90%
Tangible common equity, excluding AOCI, to tangible assets	7.65%	7.50%	7.48%	7.54%	7.30%
Tangible common equity, excluding AOCI, to tangible assets, excluding PPP loans	7.79%	7.77%	7.91%	7.85%	7.77%
Tangible common equity to risk-weighted assets	10.08%	9.92%	9.73%	9.93%	9.84%

Footnotes to Non-GAAP Reconciliations
(1)Adjustments to net income for each period presented are detailed in the EPS non-GAAP reconciliation above. For additional discussion of adjustments, see the "Non-GAAP Financial Information" section.
(2)Annualized based on the actual number of days for each period presented.
(3)Presented on a tax-equivalent basis, assuming the applicable federal income tax rate of 21%.